Exhibit 4.8

Beijing Housing Lease Contract

Lessor: Yu Zhong

Lessee: Sunoro Hengda (Beijing) Technology Co., Ltd.

Beijing Municipal Commission of Housing and Urban - Rural Development
Beijing Municipal Administration for Market Regulation

February 2023

Instructions

1. This contract text is a model text jointly formulated by the Beijing Municipal Commission of Housing and Urban - Rural Development and the Beijing Municipal Administration for Market Regulation. If the two parties have supplementary agreements regarding this contract, they should sign a supplementary contract in writing separately. The supplementary contract shall have the same legal effect as this contract.

2. When signing this contract, the lessor should carefully read the “Housing Rental Notice“, and the lessee should carefully read the “Leased Housing Use Notice“.

3. Before signing this contract, both parties should present valid identity certificates. The lessor should also show the original of the real - estate property certificate or other legal proof of the house‘s origin to the lessee. If the house is registered as jointly - owned, a certificate of consent from the co - owners for renting should be provided.

4. For the content to be selected in 【】, the blanks to be filled, and other content to be deleted or added in this contract text, the two parties should determine them through negotiation. The content in 【】 should be selected by ticking (√). For situations that do not occur or are not agreed upon by the two parties, a cross (×) should be marked in the blank space to indicate deletion.

5. For the content not stipulated or clearly stipulated in this contract text, the two parties can make supplementary agreements in the blank lines after the relevant clauses according to the specific situation, or sign a supplementary agreement separately. In case of a transaction through a real - estate brokerage agency, the real - estate brokerage service contract should be attached to this contract as an annex.

6. The two parties can determine the number of copies of this contract according to the actual situation. When signing the contract, they should carefully check to ensure that the content of each copy is consistent. In any case, both parties should hold at least one original copy of the contract.

Housing Rental Notice

To jointly maintain the environment and public safety of the capital and eliminate potential safety and health hazards, in accordance with the “Regulations on Housing Leasing in Beijing“ and relevant laws, regulations, rules, and policies, the lessor should abide by the following regulations:

1. The house should meet the national and local safety regulations and standards regarding construction, public security, and indoor air quality. It should have basic living conditions such as water supply and power supply. The room designed in the original plan should be the minimum rental unit, and the internal structure of the house should not be changed by building partitions. The living room should not be rented out separately, and kitchens, bathrooms, balconies, storage rooms, and other non - living spaces should not be rented for living.

2. The per capita usable area and the number of occupants in each room should comply with relevant regulations. The per capita living area of the rented house should not be less than 5 square meters, and the number of occupants in each room should not exceed 2 (except for those with legal support, maintenance, and fostering obligations). The per capita usable area of rental - type collective dormitories for employees should not be less than 4 square meters, and the number of occupants in each dormitory should not exceed 8.

3. The deposit collected by a housing rental enterprise from a lessee generally should not exceed one month‘s rent and should be managed through a special account of a third - party trustee in accordance with regulations. The amount of rent collected by a housing rental enterprise from a lessee at one time generally should not exceed three months‘ rent, and the excess rent should be subject to supervision. When the housing lease contract expires or is terminated, except for deducting rent, liquidated damages, and other expenses, the housing rental enterprise should return the remaining deposit and rent to the lessee within three working days after the lessee returns the house.

4. The lessor should handle the housing lease registration and filing and rental registration formalities as required.

5. The lessor should cooperate with the implementation of relevant measures in accordance with the epidemic prevention policies of the community to which the house belongs.

Leased Housing Use Notice

To jointly maintain the environment and public safety of the capital and eliminate potential safety and health hazards, in accordance with relevant regulations such as the “Civil Code of the People‘s Republic of China“, the “Regulations on Domestic Waste Management in Beijing“, the “Regulations on Property Management in Beijing“, and the “Regulations on Gas Management in Beijing“, the lessee should abide by the following regulations:

1. The lessee should dispose of domestic waste at the time and place announced by the domestic waste classification management responsible person, and should not litter or scatter domestic waste at will. Domestic waste should be classified into kitchen waste, recyclable waste, hazardous waste, and other waste and placed into the corresponding labeled collection containers respectively. Large - volume waste items such as old furniture and home appliances should be piled separately at the place designated by the domestic waste classification management responsible person. Construction waste should be piled separately at the time, place, and requirements designated by the domestic waste classification management responsible person. The dust and soil generated in the daily life of rural villagers should be placed separately into the corresponding containers or at the place designated by the domestic waste classification management responsible person.

2. The lessee should abide by the laws and regulations on property management. It is prohibited to privately pull wires and cables to charge electric bicycles, electric motorcycles, electric tricycles, etc.

3. The lessee should correctly operate and use gas equipment and cooperate with the gas supply enterprise in conducting on - site safety inspections of gas facilities. It is prohibited to dismantle, refit, install, or move gas facilities without permission.

4. The lessee should cooperate with the epidemic prevention policies of the affiliated area and implement relevant measures in accordance with the epidemic prevention policies of the affiliated area.

Lessee (Signature or Seal):

Sunoro Hengda (Beijing) Technology Co., Ltd. [Stamp Affixed Here]

[Authorized Agent of the Lessee]:

Date: July 2, 2024

Funds Security Notice

To protect your funds security, the following reminders are provided for the rent, deposit, and service fees that you need to pay to Beijing Xinfu Housing Leasing Co., Ltd. (hereinafter referred to as “Beijing Xinfu“):

1. Except for the payment methods specified in Article 4(3) of this contract, please do not pay the above - mentioned funds through other methods.

2. Beijing Xinfu prohibits its agents from collecting or handling any payments or fees (including but not limited to rent, deposit, service fees, etc., regardless of the amount) through personal accounts, and also prohibits agents from borrowing money from you or having other lending behaviors for any reason. If you encounter an agent making the above - mentioned requests, please directly refuse and report or complain to the company‘s customer service department.

3. Beijing Xinfu strongly recommends that you do not have financial or property - related transactions with agents. In particular, please note that Beijing Xinfu will never instruct agents to engage in such behaviors. To avoid unnecessary losses caused by the agent‘s personal actions, please carefully read the above reminders and sign to confirm.

I have been informed of the above reminders and confirm:

Sunoro Hengda (Beijing) Technology Co., Ltd. [Stamp Affixed Here]

[Lessee‘s signature]

2024 - 07 - 02

Beijing Housing Lease Contract

Signing Date: July 2, 2024

Lessor (Party A): Yu Zhong

[Legal Representative][Principal]: x

Nationality: [*****]

Registered Permanent Residence: [*****]

Document Type: [*****]

Document Number: [*****]

Mailing Address: [*****]

Postcode: x

[Authorized Agent]: Beijing Xinfu Housing Leasing Co., Ltd.

Document Type: [Business License]

Document Number: [*****]

Mailing Address: [*****]

Postcode: [*****]

Contact Phone: [*****]

Name of Housing Rental Enterprise Employee: [*****]

Employee Information Card Number: [*****]

(The lessor and its authorized agent are collectively referred to as “Party A“ and/or “the lessor“)

Lessee (Party B): Sunoro Hengda (Beijing) Technology Co., Ltd.

[Legal Representative][Principal]: Dai Guangfeng

Nationality: China

Registered Permanent Residence: [*****]

Document Type: Unified Social Credit Code

Document Number: [*****]

Mailing Address: [*****]

Postcode: x

Contact Phone: [*****]

Emergency Contact: [*****]

Emergency Contact Phone: [*****]

[Authorized Agent][Legal Representative]: Hu Yue

Nationality: China

Registered Permanent Residence: [*****]

Document Type: Identity Card

Document Number: [*****]

Mailing Address: [*****]

Postcode: x

Contact Phone: [*****]

In accordance with the provisions of the “Civil Code of the People‘s Republic of China“, the “Urban Real Estate Management Law of the People‘s Republic of China“, the “Regulations on Housing Leasing in Beijing“, the “Measures for the Administration of Commercial Housing Leasing“, and other relevant laws and regulations, adhering to the principles of voluntariness, equality, fairness, and good faith, the lessor and the lessee have reached an agreement through negotiation on matters related to housing leasing and signed this contract.

The lessor and the lessee agree that the lessee chooses the “Worry - Free Rent“ provided by the lessor. (For the “Worry - Free Rent - Rent - Sale Version“, the lessee needs to sign a commitment.)

Article 1 Basic Information of the Leased House

1. Location of the Leased House: Room 2002, 20th Floor, Building 304, Huizhong Beili, Chaoyang District, Beijing (should be consistent with the location recorded in the real estate property certificate or other legal proof of the source of the house). The community name is Huizhong Beili, and it belongs to the Huizhong Beili Residents‘ Committee (Village Committee) of Datun Sub - district Office.

2. The building area of the house is 86.84 square meters. The total number of building floors is 25, and the house is on the 20th floor.

3. House Type: [Complete Set of Housing] 2 bedrooms, 1 living room, 1 bathroom, 1 kitchen. The facilities, equipment, and the situation of attached furniture, appliances, and decoration of the house are shown in Annex 1 - “House Inspection Form“.

4. Legal Ownership Certificate or Source Certificate of the House: [Real Estate Property Certificate][House Ownership Certificate][House Sales Contract][Housing Lease Contract] Number: [*****] (see Annex 2). The name of the house owner / purchaser is Yu Zhong. The house has not been mortgaged.

Article 2 Housing Lease Transaction Method and Lease Form

1. The lease of this house is transacted through the operation of a housing rental enterprise.

2. Lease Form of the House: [Whole Rent] The two parties agree that the number of residents in the house is 3, and the maximum number shall not exceed 4.

3. If the lessee is inconsistent with the actual resident, the lessee shall provide the information of the actual resident to the lessor, as specified in Annex 3. In case of changes in the actual residents, the lessee shall inform the lessor within 3 days and obtain the prior written consent of the lessor.

4. After signing this contract, the two parties shall handle the housing lease registration and filing. In case of changes in the registration and filing information, the change registration shall be handled in a timely manner. If the online signing of the housing lease contract is completed through the housing lease management service platform, there is no need to handle the rental registration separately.

Article 3 Lease Term and Delivery

1. The lease term is from July 8, 2024 (hereinafter referred to as the “starting lease date“) to July 7, 2025, for a total of 1 year, 365 days (shall not exceed the maximum period stipulated by laws and regulations). The lessor shall deliver the house to the lessee under the agreed conditions on July 8, 2024, and at the same time, the two parties shall sign the “House Inspection Form“ (see Annex 1). If the lessee does not clearly raise any objections to the property handover information checked by the lessor within [48] hours after receiving the property handover information via SMS, on the Ke.com APP or mini - program, it shall be deemed that the lessee accepts the property handover information.

2. At the end of the lease term or after the contract is terminated, the lessor has the right to take back the house, and the lessee shall return the house and its attached items, facilities, and equipment in accordance with √ [the original state when the lessor delivered the house]. The two parties shall conduct an inspection of the house, attached items, facilities, and equipment, and the usage of water, electricity, gas, and heating. The lessee shall settle the expenses it should bear, and the two parties shall sign or affix their seals in the “House Return Confirmation“ (see Annex 4). If the lessee does not clearly raise any objections to the property handover information checked by the lessor within [48] hours after receiving the property handover information via SMS, on the Ke.com APP or mini - program, it shall be deemed that the lessee accepts the property handover information.

3. [30] days before the expiration of the lease term, the two parties shall negotiate on the renewal of the lease. If the lessor no longer leases the house, it shall notify the lessee in writing at least 30 days in advance; if it continues to lease, the original lessee has the preemptive right to lease under the same conditions.

Article 4 Rent and Deposit

1. Rent Standard: RMB 7,200 yuan / (√ month □ quarter □ half - year □ year), and the total rent is RMB 86,400 yuan (in capital letters: Eighty - six Thousand Four Hundred Yuan Only). The actual payment amount of the lessee shall be subject to the lessor‘s collection plan. Without the prior agreement of both parties through negotiation, the lessor shall not unilaterally increase the rent during the lease term.

Performance Year	Monthly Rent (yuan/month)
The 1st year (2024 - 07 - 08 - 2025 - 07 - 07)	7,200.00

2. The rent is paid □ monthly / √ quarterly / □ semi - annually / □ annually. The payment dates for each period of rent and service fees are specified in the lessor‘s collection plan.

Collection Plan:

Total Payment Amount	In lowercase: 101,376 yuan;		In uppercase: One Hundred and One Thousand Three Hundred and Seventy - Six Yuan Only
Performance Year	Payment Type	Amount of Payment (yuan)	Total Amount of Payment (yuan)	Payment Date
The 1st Year	Deposit	+7,200	7,200	July 2, 2024
The 1st Year	Rent	+21,600	23,544	July 8, 2024
	Customer Service Fee	+1,944
The 1st Year	Rent	+21,600	23,544	October 8, 2024
	Customer Service Fee	+1,944
The 1st Year	Rent	+21,600	23,544	January 8, 2025
	Customer Service Fee	+1,944
The 1st Year	Rent	+21,600	23,544	April 8, 2025
	Customer Service Fee	+1,944

3. The two parties choose the following [1] payment method:

1. Bank Remittance Account Name: [*****]

Opening Bank: [*****]

Bank Account: [*****]

2. Third - Party Platform Payment: Pay through WeChat / Alipay on the Ke.com APP.

3. POS Machine Card Swiping: It is recommended that the lessee use its bank savings card for card swiping payment (both local and non - local cards are acceptable). After swiping the card, the cardholder should sign on the POS receipt in person.

4. In case the contract is terminated in advance, the lessor shall return the collected but unaccrued rent within [3] working days after the contract is terminated and the property handover information is confirmed and the lessee returns the house. The lessee shall move out within 1 day after the contract is terminated.

5. Deposit: RMB 7,200 yuan (in capital letters: Seven Thousand Two Hundred Yuan Only). The lessee shall pay it to the [lessor] before July 8, 2024, through [bank remittance] [payment on the Ke.com APP (through payment channels such as WeChat and Alipay)][POS machine card swiping]. The deposit shall be used to offset the rent, fees that the lessee should pay but has not paid, as well as the liquidated damages and compensation that the lessee should bear. The remaining part shall be returned to the lessee in full within [3] working days after the contract is terminated, the property handover information is confirmed, and the house is returned.

6. The lessee‘s bank account information is as follows:

Bank Account Information

Account Holder	x	Receiving Account	x
Document Type	x	Document Number	x
Opening Bank		Name of Sub - branch

If the lessee‘s account information changes, it shall notify the lessor in writing in a timely manner.

Article 5 Liability for Other Relevant Expenses

1. During the lease term, among the following expenses, the checked items shall be borne by the lessee, and the others shall be borne by the lessor. (1) Water fee; (2) Electricity fee; (3) Telephone fee; (4) Cable TV fee; (5) Gas fee; (6) Sanitation fee; (7) Internet fee; (8) Parking space fee; (9) Property management fee (See Annex 5 for the charging standards of other relevant expenses for housing lease).

Other expenses related to the house not specified in this contract shall be borne by the lessor. If one party advances the expenses that should be borne by the other party, the other party shall pay the corresponding expenses to the advancing party.

2. The lessee agrees that when Beijing Xinfu Housing Leasing Co., Ltd. provides other housing rental services to the lessee, a supplementary agreement to this contract will be signed separately to stipulate matters related to service fees and payment of service fees, and the service fee agreement shall take effect and be performed subject to the performance of this contract.

Article 6 Use and Maintenance of the House

1. The lessor guarantees that the house complies with national and local safety regulations and standards regarding construction, public security, and indoor air quality. The lessee guarantees to abide by national and local laws and regulations, as well as the property management regulations of the community where the house is located, and use the house reasonably. The lessee shall not arbitrarily change the main structure and load - bearing structure of the house or remove indoor facilities and equipment without permission.

2. The lessor 【does not agree】 that the lessee □ decorates and renovates / □ adds affiliated facilities / □ adds equipment. After the lease contract is terminated, the above - mentioned agreed matters shall be disposed of as 【the lessee shall remove and restore the original state】.

3. The lessee agrees that the lessor may inspect the use of the house every [30] days, but the lessor shall notify the lessee at least [1] day in advance.

4. During the lease term, both parties shall jointly ensure that the house and its attached items, facilities, and equipment are in a suitable and safe state:

- For damage to the house and its attached items, facilities, and equipment caused by natural attributes or reasonable use and other reasons not attributable to the lessee, the lessee shall promptly notify the lessor for repair. The lessor shall carry out the repair within [2] days after receiving the lessee‘s notice. If the lessor fails to repair within the time limit, the lessee may repair on behalf of the lessor, and the expenses shall be borne by the lessor. If the lessee is unable to use the house due to repairs or replacements, the lessor shall extend the lease term to compensate the lessee, with the compensation capped at the time when the lessee is unable to use the house. - If the lessee uses the house in an improper, unreasonable, or unguarded manner, resulting in damage to the house and its attached items, facilities, and equipment, the lessee shall be responsible for the repair, replacement, or compensation.

- The purpose of the house is for living. The lessee shall not arbitrarily change the purpose of the house, engage in illegal activities using the house, or harm public interests or interfere with the normal work and life of others.

Article 7 Sub - leasing

The lessor 【does not agree】 to the lessee sub - leasing the house.

Article 8 Other Special Circumstances

1. During the lease term, if the lessor intends to sell the house, the lessor shall notify the lessee at least 15 days before the sale and shall not affect the normal use of the house by the lessee. The lessee shall clearly reply within 15 days after receiving the lessor‘s written notice whether to exercise the pre-emptive right to purchase under the same conditions. Failure to reply within the time limit shall be deemed as giving up the right. If the lessee does not exercise the pre-emptive right to purchase, it shall not affect the validity of this contract.

2. If the house is expropriated or demolished during the lease term, both parties shall make separate agreements with reference to laws, regulations, and policies.

Article 9 Contract Termination

1. This contract may be terminated through mutual agreement of both parties.

2. If the contract cannot be continued due to force majeure, the party shall notify the other party, and this contract shall be terminated upon the notice reaching the other party.

3. If one party deliberately conceals important facts related to the conclusion of the contract or provides false information, resulting in serious consequences or making the performance of the contract impossible and the purpose of the contract unattainable, the other party has the right to terminate the contract.

4. The lessee has the right to unilaterally terminate the contract if the lessor is in any of the following circumstances:

- Delays in delivering the house for 15 days.

- The lessor has no right to lease the house, or the leased house violates relevant national and local mandatory regulations.

- The delivered house does not comply with relevant laws and regulations or the contract agreement, making it impossible for the lessee to use it normally, or endangering the safety and health of the lessee.

- Fails to assume the agreed maintenance obligations or defaults on various expenses that should be borne by the lessor, making it impossible for the lessee to use the house normally.

5. The lessor has the right to unilaterally terminate this contract and take back the house if the lessee is in any of the following circumstances:

- Fails to pay the rent as agreed for 7 consecutive days or 15 cumulative days.

- Owes various fees amounting to 15% of the monthly rent.

- When this contract stipulates that the lessee is not allowed to sub - lease the house, the lessee sub - leases the house without permission.

- Arbitrarily changes the purpose of the house.

- The actual number of occupants exceeds the number specified in this contract.

- Demolishes, alters, or damages the main structure, load - bearing structure of the house, or arbitrarily changes the internal structure of the house without permission.

- Improper custody or unreasonable use leads to damage to the house, its facilities, equipment, or attached items, and refuses to repair, replace, or compensate.

- Uses the house for illegal activities, activities that harm public interests, etc., or seriously interferes with the normal work and life of others.

- The lessee needs to abide by the relevant agreements and reminders in Annex 8 and not engage in activities that endanger the safety of itself and others. The lessee shall be responsible for safety accidents caused by its own reasons within the house, such as the lessee throwing objects from a height, improper use of water, electricity, and gas (except when the lessor‘s intentional act causes the above - mentioned situation).

- Refuses to perform this contract after it takes effect.

6. Other statutory circumstances for contract termination.

7. When the housing lease contract expires or is terminated, the lessee shall move out no later than the expiration or termination date of the contract. After deducting rent, liquidated damages, and other expenses, the lessor shall return the remaining deposit and rent to the lessee within [3] working days after the contract is terminated, the property handover information is confirmed, and the lessee returns the house.

Article 10 Liability for Breach of Contract

1. If the lessor is in the circumstances stipulated in Article 9(4), it shall pay liquidated damages to the lessee equivalent to 100% of the monthly rent. If the lessee is in the circumstances stipulated in Article 9(5), it shall pay liquidated damages to the lessor equivalent to 100% of the monthly rent, and the lessor may also require the lessee to restore the house to its original state or compensate for the corresponding losses.

2. Except for the circumstances stipulated in Article 9 of this contract, if the lessor needs to take back the house in advance during the lease term, or the lessee needs to terminate the lease in advance, it shall notify the other party in writing at least 30 days in advance and pay liquidated damages to the other party equivalent to 100% of the monthly rent. The lessor shall return the unaccrued rent and fees paid by the lessee.

3. If the lessor fails to perform the maintenance obligations as agreed, causing personal or property losses to the lessee, the lessor shall bear the liability for compensation; if the lessee harms public interests and the legitimate rights and interests of neighbors, or causes corresponding liabilities due to improper use, the lessee shall bear the liability.

4. If the lessor fails to deliver the house or return the rent and deposit to the lessee at the agreed time (except for delays caused by non - lessor reasons such as regulatory accounts), or the lessee fails to pay the rent as agreed but does not reach the contract termination conditions, and the lessee fails to return the house at the agreed time, for each overdue day, the defaulting party shall pay liquidated damages to the observing party at the standard of 100% of the daily rent.

5. If the lessor uses violent, threatening, or other coercive means to drive out the lessee, or enters the leased house without the lessee‘s consent, it shall pay liquidated damages to the lessee at the standard of 100% of the daily rent per incident.

6. After the expiration or termination of this contract, if the lessee fails to vacate the house as agreed or within the notified time, the lessor may vacate the house after the notified vacate - date. The lessee‘s items in the house are regarded as the full - right abandonment of the lessee and the actual occupants. The lessor may dispose of all items. The relevant property or other losses arising from the lessor‘s disposal of items shall be borne by the lessee. The relevant expenses for the lessor to vacate the house, including necessary expenses such as moving, cleaning, and storage, shall be borne by the lessee.

Article 11 Service

Both parties guarantee that the mailing addresses and contact numbers recorded in this contract are true and valid. Any document issued under this contract shall be in writing and served on the other party by [postal express]. If either party changes its mailing address or contact number, it shall notify the other party in writing within [10] days from the date of change. If the party making the change fails to perform the notification obligation as agreed, and the other party serves the document to the unchanged address as stipulated in the contract, it shall be deemed valid service.

Article 12 Dispute Resolution

Any disputes arising during the performance of this contract shall be resolved through negotiation by both parties. If negotiation fails, either party may apply for mediation to relevant associations, industry organizations, people‘s mediation organizations, etc. If negotiation or mediation fails, the dispute shall be resolved in the following [1] way:

1. Sue to the people‘s court where the house is located in accordance with the law.

2. Submit to the [X] Arbitration Commission for arbitration.

Article 13 Contract Effectiveness and Special Agreements

1. This contract shall take effect as of the date when the lessor and the lessee sign (affix their seals).

2. This contract is made in quadruplicate. The lessor holds two copies, the lessee holds one copy, and the housing lease registration and filing department holds one copy, all of which have the same legal effect.

3. After this contract takes effect, if there are matters not stipulated or not clearly stipulated in this contract, the lessor and the lessee shall sign a written supplementary agreement to supplement them (see Annex 6). The supplementary agreement shall have the same legal effect as this contract. The termination of this contract shall be in writing.

4. The annexes to this contract have the same legal effect as this contract. Details are as follows:

Annex 1: House Inspection Form

Annex 2: Legal Ownership Certificate of the House

Annex 3: Information Form of Actual Occupants

Annex 4: House Return Confirmation

Annex 5: Charging Standards for Other Relevant Housing Lease Expenses Annex 6: Supplementary Agreement

Annex 7: Housing Occupancy Undertaking

Annex 8: Reminders on the Safe Use of the Leased House

Annex 9: Information Authorization

Annex 10: Maintenance Liability and Acceptance Standards

Lessor: Beijing Xinfu Housing Leasing Co., Ltd. [Stamp Affixed Here]

Lessee: Sunoro Hengda (Beijing) Technology Co., Ltd. [Stamp Affixed Here]